Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-116520) of our report relating to the consolidated financial statements of Mercer International Inc. and on the effectiveness of internal control over financial reporting dated March 2, 2009, except as to Note 21 which is as of October 19, 2009, appearing in this Current Report on Form 8‑K.
/s/ PricewaterhouseCoopers LLP
Vancouver, Canada
October 19, 2009